COMPENSATION AGREEMENT

THIS COMPENSATION AGREEMENT (this Agreement”) is made as of the 13th day of November 2006 by and between China Clean Energy Inc., a Delaware corporation (“the Company”), and Gary Zhao, an individual residing at Building 4, Suite 2-0602, Upper East Side, Beijing, China 100016 (the “Employee”).

WHEREAS, the Company is a publicly traded company whose shares are quoted on the OTC Bulletin Board under the symbol CCGY;

WHEREAS, the Employee has and will provide managerial services in connection with certain matters relating to the Company during the period when the Employee is the Chief Financial Officer of the Company (“Management Services”); and

WHEREAS, the Company wishes to compensate the Employee for services on the following terms and conditions;

NOW, THEREFORE, the Company and the Employee agree as follows:

1.

Subject to the provisions for termination set forth in paragraph 11 hereof, the Employment period is from November 15, 2006 to November 14, 2007 (“Employment Period”).

2.

At the end of the initial Employment Period, this Agreement may be extended by mutual agreement of the parties.  The amount of compensation payable to the Employee during any extension of the initial Employment Period shall be discussed and agreed upon by both parties 30 days before the Agreement termination date.

3.

In exchange for providing the Management Services to Company and as compensation for such services, the Company will pay Employee the amount of RMB 50,000 (approximately US $6,250), on a monthly basis, (the “Salary”), which shall be payable in a single installment on the last day of each month. The Employee will be responsible for his own income tax payable to relevant federal and state authorities. As additional compensation for providing the Management Services, the Company shall issue to the Employee a total of one hundred thousand (100,000) shares of Company’s common stock, par value $.0001 (the “Shares”); provided, however, that the Shares shall be subject to forfeiture as hereinafter provided in the event of termination of this Agreement by either party prior to the end of the initial Employment Period. Upon termination of this Agreement for cause by the Company in accordance with the provisions of Paragraph 11 hereof, the Company shall be entitled to cancel all or a portion of such Shares to the extent necessary to offset any losses or damages it has incurred as a result of breach of this Agreement by the Employee or to offset any debts or obligations of the Employee to the Company.  In the event of termination of this Agreement by either party without cause prior to the end of the initial Employment Period, a portion of the Shares shall be forfeited by the Employee and shall be cancelled and returned to the status of authorized but unissued shares.  In that event, the number of Shares which the Employee shall be entitled to retain shall be based on a pro-rated calculation equal to the number of days of the Employment Period served by the Employee, divided by 365 and multiplied by one hundred thousand.  The balance of the Shares shall be forfeited and cancelled.  The share certificate(s) representing the Shares shall bear an appropriate restricted legend indicating that such Shares are subject to forfeiture in accordance with the terms of this Compensation Agreement.

4.

The Shares shall be “restricted securities” as that term is defined in Rule 144 under the Securities Act of 1933, and accordingly, shall be subject to restrictions on resale pursuant to and in accordance with the provisions of Rule 144.   The share certificate(s) representing the Shares shall bear an appropriate Rule 144 restrictive legend.

5.

The Shares will be issued to the Employee, Gary Zhao, upon the execution of this agreement.

6.

During the Employment Period, Employee shall provide Management Services to the Company and shall devote such time, attention and energies to the business of the Company as may be necessary or appropriate in order to perform such duties in a timely manner. During the Employment Period, the Company shall reimburse the Employee for all invoiced and substantiated expenses properly incurred for the Management Services within 15 days of invoice.  The expenses shall include, but not be limited to, travel, lodging, telecommunication and business entertainment. The Company shall not be responsible for expenses unless it has given approval as follows:

(a)

Any single expense in excess of $500; and

(b)

Any month in which it is anticipated that aggregate expenses will exceed $2000 (excluding international travel).

7.

The Employee shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or any subsidiary or for any acts or omissions of any kind, unless caused by the negligence or willful or intentional misconduct of the Employee or any person or entity acting for or on behalf of the Employee.

8.

The Company and its present and future subsidiaries jointly and severally agree to indemnify and hold harmless the Employee against any loss, claim, damage or liability whatsoever, (including reasonable attorneys’ fees and expenses), to which Employee may become subject as a result of performing any act (or omitting to perform any act) contemplated to be performed by the Employee pursuant to this Agreement unless such loss, claim, damage or liability arose out of Employee’s negligence or willful or intentional misconduct. The Company and its subsidiaries agree to reimburse Employee for the reasonable costs of defense of any action or investigation (including reasonable attorney’s fees and expenses) in connection with any loss, claim, damage or liability covered by this Section 6; provided, however, that the Employee agrees to repay the Company or its subsidiaries if it is ultimately determined that Employee is not entitled to such indemnity. In case any action, suit or proceeding shall be brought or threatened, in writing, against the Employee, it shall notify the Company within three (3) days after the Employee receives notice of such action, suit or threat. The Company shall have the right to appoint the Company’s counsel to defend such action, suit or proceeding, provided that Employee consents to such representation by such counsel, which consent shall not be unreasonably withheld. In the event any counsel appointed by the Company shall not be acceptable to Employee, then the Company shall have the right to appoint alternative counsel for

Employee reasonably acceptable to Employee, until such time as acceptable counsel can be appointed. In any event, the Company shall, at its sole cost and expense, be entitled to appoint counsel to appear and participate as co-counsel in the defense thereof.  The Employee, or his co-counsel, shall promptly supply the Company’s counsel with copies of all documents, pleadings and notices which are filed, served or submitted in any of the aforementioned. The Employee shall not enter into any settlement without the prior written consent of the Company, which consent shall not be unreasonably withheld.

9.

This Agreement shall be binding upon the Company and the Employee.

10.

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held, invalid illegal or unenforceable.

11.

This Agreement may be terminated by either party without cause at any time upon not less than sixty (60) days prior written notice to the other party.  The Company may also terminate this Agreement for cause at any time in the event of the failure of the Employee to perform duties assigned by the Company in a correct, timely and expeditious manner or in the event of material violation by the Employee of any term or condition of this Agreement.

12.

No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any other provisions hereof (whether or not similar) shall be binding unless executed in writing by both parties hereto nor shall such waiver constitute a continuing waiver.

13.

This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which shall constitute one and the same Agreement.

14.

The Parties agree that should any dispute arise in the administration of this Agreement, that this Agreement shall be governed and construed by the internal laws of the State of Delaware, without regard to its principles of conflicts of laws. The Parties further agree that any action arising out of this agreement shall be brought exclusively in an appropriate court of the State of Delaware having jurisdiction.

15.

This Agreement contains the entire agreement between the parties with respect to the management services to be provided to the Company by the Employee and supersedes any and all prior understandings, agreements or correspondence between the parties.

[Signature pages follow]

IN WITNESS WHEREOF, the Company and the Employee have caused this Agreement to be signed by duly authorized representatives as of the day and year first above written.

CHINA CLEAN ENERGY INC.	EMPLOYEE:

By:/s/ Tai-ming Ou Title: Chairman and CEO	/s/ Gary Zhao